Exhibit 99.6

Revised Unaudited Pro Forma Financial Statements of Shenzhen Nova E-commerce, Ltd. and UBI Blockchain Internet, Ltd.

UBI Blockchain Internet, Ltd. (“UBI”) and Shenzhen Nova E-commerce (“Nova”)

Pro Forma Condensed Combined Balance Sheet

As of August 31, 2016

(Unaudited)

	UBI	Nova	Pro Forma Adjustments	Pro Forma Combined
ASSETS
Cash and cash equivalents	$-	$3,349		$3,349
Prepaid expenses	-	256,382		256,382
Property and equipment, net	-	15,041		15,041
Total Assets	$-	$274,772		$274,772

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current Liabilities
Accounts payable and accrued liabilities	$68,419	$-		$68,419
Advances from stockholder	26,981	-		26,981
Bank overdraft	1,202	-		1,202
Note payable - related party	50,000	-		50,000
Total Current Liabilities and Total Liabilities	146,602	-	-	146,602

Preferred stock	1,000	-		1,000
Share capital	-	759,514	(759,514)	-
Class A common stock	217	-	-	217
Class B common stock	-	-	-	-
Class C common stock	-	-	25,000	25,000
Additional paid in capital	4,315,919	-	734,514	5,050,433
Stock subscription payable	90,521	-	-	90,521
Accumulated other comprehensive loss	-	(2,463)	-	(2,463)
Accumulated deficit	(4,554,259)	(482,279)	-	(5,036,538)
Total Stockholders’ Deficit	(146,602)	274,772	-	128,170
Total Liabilities and Stockholders’ Deficit	$-	$274,772	$-	$274,772

Note: Assumes acquisition of Nova took place on May 26, 2016 (Nova’s date of inception)